Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT

TO ACQUIRE NEW MEXICO GAS COMPANY

Acquisition adds approximately 509,000 regulated gas distribution customers,

increases the percentage of earnings from regulated operations,

and diversifies TECO Energy’s geographic footprint

TAMPA, Fla. (May 28, 2013) — TECO Energy, Inc. (NYSE:TE) today reported that it has entered into a definitive stock purchase agreement with Continental Energy Systems LLC, and its subsidiary New Mexico Gas Intermediate, Inc. (NMGI), to acquire New Mexico Gas Company for an aggregate value of $950 million, including the assumption of $200 million of New Mexico Gas Co. debt, subject to customary closing adjustments. Under the terms of the agreement, TECO Energy will acquire NMGI, the owner of New Mexico Gas Co. (NMGC). The transaction is expected to close in the first quarter of 2014, and is subject to state and federal regulatory approvals. The transaction is expected to be accretive to earnings in the first full year post-closing, 2015.

New Mexico Gas Co. serves approximately 509,000, primarily residential, customers throughout New Mexico. Upon closing of the transaction, TECO Energy subsidiaries will serve more than 1.5 million regulated electric and gas utility customers in Florida and New Mexico.

TECO Energy’s President and Chief Executive Officer John Ramil said, “This acquisition is a significant step in achieving growth for TECO Energy. We are adding 50% to our customer base in a single transaction, and we expect it to provide opportunities for future growth in an attractive Sunbelt location. It will increase the percentage of earnings from regulated operations and reduce earnings volatility.”

Ramil also said, “We are experienced in acquiring and integrating regulated gas distribution operations. We acquired Peoples Gas in 1997, and grew that business, in part, by acquiring and integrating other small gas LDC and related businesses such as West Florida Gas and Griffis Gas. Most of the people involved in those activities, at all levels, are part of the team today.”

Ramil went on to say, “I see New Mexico Gas Co. as a well-run business with, as yet, untapped growth potential. We look forward to sharing with New Mexico Gas Co. our significant marketing expertise and our commitment to economic development.”

Strategic Rationale for TECO Energy

•	A transformative transaction that will immediately add approximately 509,000 customers in a single state.

•	Provides an opportunity for TECO’s experienced management team to share marketing expertise to a new and growing service territory, and for both companies to share best practices to support growth.

•	Increases the percentage of net income from regulated operations and diversifies TECO Energy’s operating footprint.

•	Provides immediate to near-term shareholder and customer benefits through organic growth opportunities.

•	Expected to be accretive in the first full year post-closing, 2015

Financial Information

New Mexico Gas Co. had EBITDA of $86 million for the 12-month period-ended January 31, 2013. (See the Non-GAAP Reconciliation at the end of this release.)

Financing

The transaction is supported by a fully committed bridge financing facility with Morgan Stanley. The permanent financing is expected to be a combination of TECO Energy common equity, cash on hand and long-term debt at NMGC.

Advisors

Morgan Stanley is acting as financial advisor to TECO Energy. Skadden, Arps, Slate, Meagher & Flom LLP, and Cuddy & McCarthy, LLP are acting as legal advisors to TECO Energy. Credit Suisse Securities (USA) LLC and Tudor, Pickering, Holt & Co., LLC are acting as financial advisors to Continental Energy Systems LLC. Cravath, Swaine & Moore LLP is acting as legal advisor to Continental Energy Systems LLC.

Approvals and Timing

The transaction is expected to close in the first quarter of 2014, subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act, and applicable regulatory approvals from the New Mexico Public Regulation Commission. No shareholder approval is required to complete the transaction.

Webcast

TECO Energy will host a webcast with the investment community to discuss the acquisition at 9:00 am Eastern time, Tuesday, May 28, 2013.

The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

About New Mexico Gas Company

New Mexico Gas Company, with approximately 740 employees, serves approximately 509,000 customers, predominately residential, in New Mexico with the majority located in the Central Rio Grande Corridor region, which is one of the fastest growing regions in the state. The company serves approximately 60 percent of the state’s population with customers in 23 of New Mexico’s 33 counties. Customers are served through a combination of approximately 1,600 miles of transmission pipeline and 10,000 miles of distribution lines.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the risk that the transactions described above may not be consummated or that the anticipated benefits from the transactions cannot be fully realized; regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida and New Mexico economies; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2012.

Contact:	News Media: Cherie Jacobs - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Reconciliation table below presents EBITDA, a non-GAAP financial measure after adding certain items to net income to reflect New Mexico Gas Co.’s results for the 12-month end period January 31, 2013.

Reconciliation of New Mexico Gas Co. Net Income to EBITDA

($ millions)

Net Income (12-months ended 1/31/13)	$23.2
Income taxes	15.4
Interest	13.2
Depreciation and Amortization	32.0
Normalizing adjustments	2.3

EBITDA (1)	$86.0

(1)	Numbers may not foot due to rounding